                                                                   EXHIBIT 12.1

                       Pegasus Communications Corporation

           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in thousands)


                                                                                                     Nine months ended
                                                    Years Ended December 31,                            September 30,
                                     ----------------------------------------------------------------------------------------------
                                                                                           Pro Forma                      Pro Forma
                                      1991       1992       1993        1994       1995       1995     1995       1996       1996
                                     ----------------------------------------------------------------------------------------------

Income (loss) before income taxes   $(1,016)  $(1,686)   $(4,805)    $(4,878)    $(8,127)  $(11,328)  $(6,461)  $(8,928)    $(9,644)
 and extraordinary items

Preferred stock dividends            --         --         --          --           --      (12,750)     --        --        (9,563)
                                    -------   -------    -------     -------     -------   --------   -------   -------    --------
Deficiency of earnings              $(1,016)  $(1,686)   $(4,805)    $(4,878)    $(8,127)  $(24,078)  $(6,461)  $(8,928)   $(19,207)
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